As filed with the Securities and Exchange Commission on May 17, 2011

Registration No. 333-173938

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Silicon Image, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0396307
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1060 East Arques Avenue
Sunnyvale, California 94085
(408) 616-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Camillo Martino
Chief Executive Officer
Silicon Image, Inc.
1060 East Arques Avenue
Sunnyvale, California 94085
(408) 616-4000
(Name, Address Including Zip Code, and Telephone Number; Including Area Code, of Agent for Service)

Copies to:

David K. Michaels, Esq. Philip J. Reuther, Esq. Fenwick & West LLP 555 California Street San Francisco, California 94104 (415) 875-2300	Edward Lopez, Esq. Chief Legal and Administrative Officer 1060 East Arques Avenue Sunnyvale, California 94085 (408) 616-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	1,300,369	$8.30	$10,793,063	$1,254

(1)
In accordance to Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933 and based upon the average of the high and low sales prices of the Registrant’s common stock reported on the Nasdaq Global Select Market on May 13, 2011.

(3)	Previously paid by the Registrant in connection with the original filing of this Registration Statement on May 5, 2011.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 17, 2011

PROSPECTUS

Silicon Image, Inc.

Up to 1,300,369 Shares of Common Stock

This prospectus relates to an aggregate of up to 1,300,369 shares of common stock of Silicon Image, Inc. that may be resold from time to time by the selling stockholders named on page 20 of this prospectus for their own account.

The selling stockholders will acquire the shares in connection with the consummation of our acquisition of all shares of SiBEAM, Inc.  The selling stockholders may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.  The selling stockholders may sell the shares at any time at market prices prevailing at the time of sale or at privately negotiated prices.  We will not receive any proceeds from the sale of shares offered by the selling stockholders.  See “Selling Stockholders” and “Plan of Distribution.”

    Our common stock currently trades on the Nasdaq Global Select Market under the symbol “SIMG”. The last reported sale price of our stock on May 17, 2011 was $7.85 per share.

Investing in our common stock involves a high degree of risk.  Please carefully consider the “Risk Factors” beginning on page 3 of this prospectus for a discussion of these risks.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2011.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is as of the date on the front cover of this prospectus, but the information may have changed since that date.

SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus.  This summary does not contain all the information you should consider before investing in our common stock.  You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 3 before making an investment decision.  See “Where You Can Find More Information” to obtain additional information about us and our filings with the SEC.

The Company

    Silicon Image, Inc. (the “Company” or “SIMG” or “Silicon Image”) is a leading provider of advanced, interoperable connectivity solutions that enable the reliable distribution and presentation of high-definition (HD) content for consumer electronics (CE), mobile, and personal computer (PC) markets.  We deliver our technology via semiconductor and intellectual property (IP) products that are compliant with global industry standards and also feature industry leading Silicon Image innovations such as InstaPort™.  Our products are deployed by the world’s leading electronics manufacturers in devices such as desktop and notebook PCs, digital televisions (DTVs), Blu-Ray Disc™ players, audio-video receivers, as well as mobile phones, tablets and digital cameras.  Silicon Image has driven the creation of the highly successful HDMI® (High-Definition Multimedia Interface) and DVI™ (Digital Visual Interface) industry standards, as well as the MHL™ (Mobile High-Definition Link) and SPMT™ (Serial Port Memory Technology) standards for mobile devices.  Via our wholly-owned subsidiary, Simplay Labs LLC, Silicon Image offers manufacturers comprehensive standards interoperability and compliance testing services.

    Our customers are product manufacturers in each of our target markets — consumer electronics, mobile, and personal computer. Because we leverage our technologies across different markets, certain of our products may be incorporated into our customers’ products used in multiple markets. We sell our products to original product manufacturers (OEMs) throughout the world using a direct sales force and through a network of distributors and manufacturer’s representatives. Our revenue is generated principally by sales of our semiconductor products, with other revenues derived from IP core/design licensing and royalty and adopter fees from our standards licensing activities. We maintain relationships with the eco-system of companies that make the products that drive digital content creation, distribution and consumption, including major Hollywood studios, service providers, consumer electronics companies and  retailers. Through these and other relationships, we have formed a strong understanding of the requirements for distributing and presenting HD digital video and audio in the home and mobile environments. We have also developed a substantial IP base for building the standards and products necessary to promote opportunities for our products.

    Historically, we have grown our business by introducing and promoting the adoption of new  technologies and standards and entering new markets. We collaborated with other companies to jointly develop the DVI and HDMI standards. Our first products addressed the PC market. We then introduced products for a variety of CE market segments, including the set top box (STB), game console and DTV markets. Most recently, we have focused our research and development efforts and are developing products based on our innovative digital interconnect core technology for the mobile device market, including digital still cameras, HD camcorders, smartphones, and tablets.

    We incorporated in California on January 1, 1995 and reincorporated in Delaware in September 1999.

    Our address is 1060 East Arques Avenue, Sunnyvale, CA 94085, our website address is http://www.siliconimage.com and our telephone number is (408) 616-4000.

The Offering

    Each of the shares that may be offered under this prospectus will be issued by us to the selling stockholders named herein in connection with our acquisition of SiBEAM, Inc. (“SiBEAM”). These shares are being offered on a continuous basis under Rule 415 of the Securities Act of 1933.

Common stock that may be offered by selling stockholders	1,300,369 shares
Common stock to be outstanding after this offering	80,820,819 shares*
Use of proceeds	We will not receive any proceeds.

* The number of shares to be outstanding after this offering is based on the number of shares outstanding as of May 13, 2011.  This number includes the shares to be issued in exchange for the outstanding capital stock of SiBEAM.

    In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

    This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements involve a number of risks and uncertainties, including those identified in the section of this prospectus entitled “Factors Affecting Future Results,” that may cause actual results to differ materially from those discussed in, or implied by, such forward-looking statements. Forward-looking statements within this prospectus are identified by words such as “believes,” “anticipates,” “expects,” “intends,” “may,” “will” and other similar expressions. However, these words are not the only means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances occurring subsequent to the filing of this prospectus with the SEC. Our actual results could differ materially from those anticipated in, or implied by, forward-looking statements as a result of various factors, including the risks outlined elsewhere in this prospectus. Readers are urged to carefully review and consider the various disclosures made by Silicon Image, Inc. in this prospectus and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business.

RISK FACTORS

    You should carefully consider the following risk factors, together with all other information contained or incorporated by reference in this prospectus, before you decide to purchase shares of our common stock. These factors could cause our future results to differ materially from those expressed in or implied by forward-looking statements made by us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risk Factors that Could Affect Future Results

    We operate in a dynamic and rapidly changing business environment that involves substantial risks and uncertainty, including but not limited to the specific risks identified below. The risks described below are not the only ones facing our Company. Additional risks not presently known to us, or that we currently deem immaterial, may become important factors that impair our business operations. Any of these risks could cause, or contribute to causing, our actual results to differ materially from expectations. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this prospectus and our other public filings.

 Risks Related to Our Business and Industry

Our success depends on demand for our new products.

    Our future growth and success depends on our ability to develop and bring to market on a timely basis new products, such as those supporting the new Mobile High-Definition Link (MHL) standard. There can be no assurance that we will be successful in developing and marketing these new or other future products. Moreover, there is no assurance that our new or future products will achieve the desired level of market acceptance in the anticipated time frames or that any such new or future products will contribute significantly to our revenue. Our new products face significant competition from established companies that have been selling competitive products for longer periods of time than we have. Our inability to develop and market new products could negatively affect our business and results of operations.

Our success depends on the development and introduction of new products, which we may not be able to do in a timely manner because the process of developing high-performance semiconductor products is complex and costly.

    The development of new products is highly complex, and we have experienced delays, some of which exceeded one year, in the development and introduction of new products on several occasions in the past. We have recently introduced new products and will continue to introduce new products in the future. As our products integrate new, more advanced functions, they become more complex and increasingly difficult to design, manufacture and debug. Successful product development and introduction depends on a number of factors, including, but not limited to:

•
accurate prediction of market trends and requirements, the establishment and adoption of new standards in the market and the evolution of existing standards, including enhancements or modifications to existing standards such as HDMI, MHL, SPMT, DVI and SATA;

•
identification of customer and consumer market needs where we can apply our innovation and skills to create new standards or areas for product differentiation that improve our overall competitiveness either in an existing market or in a new market;

•	development of advanced technologies and capabilities and new products that satisfy customer and market requirements;
•	competitors’ and customers’ integration of the functionality of our products into their products, which puts pressure on us to continue to develop and introduce new products with new functionality;
•
timely completion and introduction of new product designs; correctly anticipating the market windows that will maximize acceptance of our products and then delivering the products to the markets within the required time frames;

•	management of product life cycles;
•	use of leading-edge foundry processes, when use of such processes is required and achievement of high manufacturing yields and low cost testing;
•	market acceptance of our new products;
•	consumer preferences for how they purchase and consume HD video are rapidly changing and our products may not be able to meet shifting consumer preferences; and
•	market acceptance of new architectures such as our input processors.

    Accomplishing all of this is extremely challenging, time-consuming and expensive and there is no assurance that we will succeed. Product development delays may result from unanticipated engineering complexities, changing market or competitive product requirements or specifications, difficulties in overcoming resource constraints, the inability to license third-party technology or other factors. Competitors and customers may integrate the functionality of our products into their own products, thereby reducing demand for our products. If we are not able to develop and introduce our products successfully and in a timely manner, our costs could increase or our revenue could decrease, both of which would adversely affect our operating results. In addition, it is possible that we may experience delays in generating revenue from these products or that we may never generate revenue from these products. We must work with a semiconductor foundry and with potential customers to complete new product development and to validate manufacturing methods and processes to support volume production and potential re-work. Each of these steps may involve unanticipated difficulties, which could delay product introduction and reduce market acceptance of the product. In addition, these difficulties and the increasing complexity of our products may result in the introduction of products that contain defects or that do not perform as expected, which would harm our relationships with customers and our ability to achieve market acceptance of our new products. There can be no assurance that we will be able to achieve design wins for our planned new products, that we will be able to complete development of these products when anticipated, or that these products can be manufactured in commercial volumes at acceptable yields, or that any design wins will produce any revenue. Failure to develop and introduce new products, successfully and in a timely manner, may adversely affect our results of operations.

Our annual and quarterly operating results may fluctuate significantly and are difficult to predict, particularly given adverse domestic and global economic conditions.

    Our annual and quarterly operating results are likely to vary significantly in the future based on a number of factors many of which we have little or no control. These factors include, but are not limited to:

•	the growth, evolution and rate of adoption of industry standards for our key markets, including consumer electronics, mobile, PCs and displays and storage devices and systems;
•
our licensing revenue is heavily dependent on a few key licensing transactions being completed for any given period, the timing of which is not always predictable and is especially susceptible to delay beyond the period in which completion is expected and our concentrated dependence on a few licensees in any period for substantial portions of our expected licensing revenue and profits;

•
our licensing revenue has been uneven and unpredictable over time and is expected to continue to be uneven and unpredictable for the foreseeable future, resulting in considerable fluctuation in the amount of revenue recognized in a particular quarter;

•	the impact of the results of the royalty compliance audits which we regularly perform;
•
competitive pressures, such as the ability of competitors to successfully introduce products that are more cost-effective or that offer greater functionality than our products, including integration into their products of functionality offered by our products, the prices set by competitors for their products and the potential for alliances, combinations, mergers and acquisitions among our competitors;

•	average selling prices of our products, which are influenced by competition and technological advancements, among other factors;
•	government regulations regarding the timing and extent to which digital content must be made available to consumers;
•	the availability of other semiconductors or other key components that are required to produce a complete solution for the customer; usually, we supply one of many necessary components;
•	the cost of components for our products, including the cost of gold, and prices charged by the third parties who manufacture, assemble and test our products; and
•	fluctuations in market demand, one-time sales opportunities and sales goals, sometimes result in heightened sales efforts during a given period that may adversely affect our sales in future periods.

    Because we have little or no control over these factors and/or their magnitude, our operating results are difficult to predict. Any substantial adverse change in any of these factors could negatively affect our business and results of operations.

Our annual and quarterly operating results are highly dependent upon how well we manage our business.

    Our annual and quarterly operating results are highly dependent upon and may fluctuate based on how well we manage our business. Some of these factors include the following:

•	our ability to manage product introductions and transitions, develop necessary sales and marketing channels and manage other matters necessary to enter new market segments;
•	our ability to successfully manage our business in multiple markets such as CE, PC, mobile and storage, which may involve additional research and development, marketing or other costs and expenses;
•	our ability to enter into licensing deals when expected and make timely deliverables and milestones on which recognition of revenue often depends;
•	our ability to engineer customer solutions that adhere to industry standards in a timely and cost-effective manner;
•	our ability to achieve acceptable manufacturing yields and develop automated test programs within a reasonable time frame for our new products;
•	our ability to manage joint ventures and projects, design services and our supply chain partners;
•	our ability to monitor the activities of our licensees to ensure compliance with license restrictions and remittance of royalties;
•	our ability to structure our organization to enable achievement of our operating objectives and to meet the needs of our customers and markets;
•	the success of the distribution and partner channels through which we choose to sell our products and our ability to manage expenses and inventory levels; and
•
our ability to successfully maintain certain structural and various compliance activities in support of our global structure which is designed to result in certain operational benefits as well as an overall lower tax rate and which, if not maintained, may result in us losing these operational and tax benefits.

    If we fail to effectively manage our business, this could adversely affect our results of operations.

Our business has been and may continue to be significantly impacted by deterioration in worldwide economic conditions and uncertainty in the outlook for the global economy makes it more likely that our actual results will differ materially from expectations.

    Global credit and financial markets have experienced disruptions, and may continue to experience disruptions in the future, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and continued uncertainty about economic stability. Despite signs of improvement, there can be no assurance that there will not be renewed deterioration in credit and financial markets and confidence in economic conditions.  These economic uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. The continued or further tightening of credit in financial markets may lead consumers and businesses to postpone spending, which may cause our customers to cancel, decrease or delay their existing and future orders with us. In addition, financial difficulties experienced by our suppliers or distributors could result in product delays, increased accounts receivable defaults and inventory challenges. The volatility in the credit markets has severely diminished liquidity and capital availability.  Our CE product revenue, which comprised approximately 69.0% and 83.5% of total product revenue for the three months ended March 31, 2011 and 2010, respectively, is dependent on continued demand for consumer electronics, including but not limited to, DTVs, STBs, DVDs and game consoles. Demand for consumer electronics business is a function of the health of the economies in the United States and around the world. As a result of the recent recession experienced by the US economy and other economies around the world, the demand for overall consumer electronics has been and may continue to be adversely affected. As a result, the demand for our CE, Mobile and PC products and our operating results has been and may continue to be adversely affected as well. We cannot predict the timing, strength or duration of any economic disruption or subsequent economic recovery, worldwide, in the United States, in our industry, or in the consumer electronics market. These and other economic factors have had and may continue to have a material adverse effect on demand for our CE, Mobile and PC products and on our financial condition and operating results.

    Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate debt securities may have their market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates. We may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. Recent adverse events in the global economy and in the credit markets could negatively impact our return on investment for these debt securities and thereby reduce the amount of cash and cash equivalents and investments on our balance sheet.

The licensing component of our business strategy increases business risk and volatility.

    Part of our business strategy is to license IP through agreements with companies whereby companies incorporate our IP into their respective technologies that address markets in which we do not want to directly participate. There can be no assurance that additional companies will be interested in licensing our technology on commercially favorable terms or at all. We also cannot ensure that companies who license our technology will introduce and sell products incorporating our technology, will accurately report royalties owed to us, will pay agreed upon royalties, will honor agreed upon market restrictions, will not infringe upon or misappropriate our intellectual property and will maintain the confidentiality of our proprietary information. The IP agreements are complex and depend upon many factors including completion of milestones, allocation of values to delivered items and customer acceptances. Many of these factors require significant judgments. Licensing revenue could fluctuate significantly from period to period because it is heavily dependent on a few key deals being completed in a particular period, the timing of which is difficult to predict and may not match our expectations. Because of its high margin, the licensing revenue portion of our overall revenue can have a disproportionate impact on gross profit and profitability. Also, generating revenue from these arrangements is a lengthy and complex process that may last beyond the period in which efforts begin and, once an agreement is in place, the timing of revenue recognition may be dependent on customer acceptance of deliverables, achievement of milestones, our ability to track and report progress on contracts, customer commercialization of the licensed technology and other factors. Licensing that occurs in connection with actual or contemplated litigation is subject to risk that the adversarial nature of the transaction will induce non-compliance or non-payment. The accounting rules associated with recognizing revenue from these transactions are increasingly complex and subject to interpretation. Due to these factors, the amount of license revenue recognized in any period may differ significantly from our expectations.

We face intense competition in our markets, which may lead to reduced revenue from sales of our products and increased losses.

    The CE, Mobile and PC markets in which we operate are intensely competitive. These markets are characterized by rapid technological change, evolving standards, short product life cycles and declining selling prices. We expect competition for many of our products to increase, as industry standards become widely adopted, as competitors reduce prices and offer products with greater levels of integration, and as new competitors enter our markets.

    Our products face competition from companies selling similar discrete products and from companies selling products such as chipsets and system-on-a-chip (SoC) solutions with integrated functionality. Our competitors include semiconductor companies that focus on the CE, and PC markets, as well as major diversified semiconductor companies and we expect that new competitors will enter our markets. Current or potential customers, including our own licensees, may also develop solutions that could compete with us, including solutions that integrate the functionality of our products into their solutions. In addition, current or potential OEM customers may have internal semiconductor capabilities and may develop their own solutions for use in their products rather than purchasing them from companies such as us. Some of our competitors have already established supplier or joint development relationships with current or potential customers and may be able to leverage their existing relationships to discourage these customers from purchasing products from us or persuade them to replace our products with theirs. Many of our competitors have longer operating histories, greater presence in key markets, better name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do and as a result, they may be able to adapt more quickly to new or emerging technologies and customer requirements, or devote greater resources to the promotion and sale of their products. In particular, well-established semiconductor companies, such as Analog Devices, NXP, Broadcom, Intel, National Semiconductor and Texas Instruments and CE manufacturers, such as Panasonic, Sony, Samsung and Toshiba, may compete against us in the future. Some of our competitors could merge, which may enhance their market presence. Existing or new competitors may also develop technologies that more effectively address our markets with products that offer enhanced features and functionality, lower power requirements, greater levels of integration or lower cost. Increased competition has resulted in and is likely to continue to result in price reductions and loss of market share in certain markets. We cannot assure you that we can compete successfully against current or potential competitors, or that competition will not reduce our revenue and gross margins.

We operate in rapidly evolving markets, which makes it difficult to evaluate our future prospects.

    The markets in which we compete are characterized by rapid technological change, evolving customer needs and frequent introductions of new products and standards. As we adjust to evolving customer requirements and technological advances, we may be required to further reposition our existing offerings and to introduce new products and services. We may not be successful in developing and marketing such new offerings, or we may experience difficulties that could delay or prevent the development and marketing of such new offerings. Moreover, new standards that compete with standards that we promote have been and in the future may be introduced from time to time, which could impact our success. Accordingly, we face risks and difficulties frequently encountered by companies in new and rapidly evolving markets. If we do not successfully address these risks and difficulties, our results of operations could be negatively affected.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.

    To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify the manufacturing processes for our products and to redesign some products as well as standard cells and other integrated circuit designs that we may use in multiple products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. Currently most of our products are manufactured in .18 micron and .13 micron, geometry processes. We are now designing a new product in 65 nanometer process technology and planning for the transition to smaller process geometries. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. The transition to 65 nanometer geometry process technology will result in significantly higher mask and prototyping costs, as well as additional expenditures for engineering design tools and related computer hardware. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes.

    We are dependent on our relationships with our foundry subcontractor to transition to smaller geometry processes successfully. We cannot assure you that the foundries that we use will be able to effectively manage the transition in a timely manner, or at all, or that we will be able to maintain our existing foundry relationships or develop new ones. If any of our foundry subcontractors or we experience significant delays in this transition or fail to efficiently implement this transition, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could harm our relationships with our customers and our results of operations.

We will have difficulty selling our products if customers do not design our products into their product offerings or if our customers’ product offerings are not commercially successful.

    Our products are generally incorporated into our customers’ products at the customers’ design stage. As a result, we rely on manufacturers to select our products to be designed into their products. Without these “design wins,” it is very difficult to sell our products. We often incur significant expenditures on the development of a new product without any assurance that a manufacturer will select our product for design into its own product. Additionally, in some instances, we are dependent on third parties to obtain or provide information that we need to achieve a design win. Some of these third parties may be our competitors and, accordingly, may not supply this information to us on a timely basis, if at all. Once a manufacturer designs a competitor’s product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers involves significant cost, time, effort and risk for the customer. Furthermore, even if a manufacturer designs one of our products into its product offering, we cannot be assured that its product will be commercially successful or that we will receive any revenue from that product. Sales of our products largely depend on the commercial success of our customers’ products. Our customers generally can choose at any time to stop using our products if their own products are not commercially successful or for any other reason. We cannot assure you that we will continue to achieve design wins or that our customers’ equipment incorporating our products will ever be commercially successful.

Our products typically have lengthy sales cycles. A customer may decide to cancel or change its product plans, which could cause us to lose anticipated sales. In addition, our average product life cycles tend to be short and, as a result, we may hold excess or obsolete inventory that could adversely affect our operating results.

    After we have developed and delivered a product to a customer, the customer will usually test and evaluate our product prior to designing its own equipment to incorporate our product. Our customers generally need three months to over six months to test, evaluate and adopt our product and an additional three months to over nine months to begin volume production of products that incorporate our products. Due to this lengthy sales cycle, we may experience significant delays from the time we incur operating expenses and make investments in inventory until the time that we generate revenue from these products. It is possible that we may never generate any revenue from these products after incurring such expenditures. Even if a customer selects our product to incorporate into its products, we have no assurances that the customer will ultimately market and sell its products or that such efforts by our customer will be successful. The delays inherent in our lengthy sales cycle increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. In addition, anticipated sales could be materially and adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products. Further, the combination of our lengthy sales cycles coupled with worldwide economic conditions could have a compounding negative impact on the results of our operations.

    While our sales cycles are typically long, our average product life cycles tend to be short as a result of the rapidly changing technology environment in which we operate. As a result, the resources devoted to product sales and marketing may not generate material revenue for us and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing expenses and investments in inventory in the future that if we are not able to recover and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions but still hold higher cost products in inventory, our operating results would be harmed.

Our customers may not purchase anticipated levels of products, which can result in excess inventories.

    We generally do not obtain firm, long-term purchase commitments from our customers and, in order to accommodate the requirements of certain customers, we may from time to time build inventory that is specific to that customer in advance of receiving firm purchase orders. The short-term nature of our customers’ commitments and the rapid changes in demand for their products reduce our ability to accurately estimate the future requirements of those customers. Should the customer’s need shift so that they no longer require such inventory, we may be left with excessive inventories, which could adversely affect our operating results.

We depend on a few key customers and the loss of any of them could significantly reduce our revenue.

    Historically, a relatively small number of customers and distributors have generated a significant portion of our revenue. For the three months ended March 31, 2011, revenue from Innotech Corporation, Samsung Electronics, Weikeng Industrial, Edom Technologies, Inc. and Microtek, Inc. accounted for 13.4%, 13.1%, 10.8%, 10.5% and 10.0% of our total revenue, respectively.  For the three months ended March 31, 2010, revenue from Samsung Electronics and Innotech Corporation accounted for 19.7% and 10.0% of our total revenue, respectively.  In addition, an end-customer may buy our products through multiple distributors, contract manufacturers and /or directly, which could create an even greater concentration. We cannot be certain that customers and key distributors that have accounted for significant revenue in past periods, individually or as a group, will continue to sell our products and generate revenue. As a result of this concentration of our customers, our results of operations could be negatively affected if any of the following occurs:

•	one or more of our customers, including distributors, becomes insolvent or goes out of business;
•	one or more of our key customers or distributors significantly reduces, delays or cancels orders; and/or
•	one or more significant customers selects products manufactured by one of our competitors for inclusion in their future product generations.

    While our participation in multiple markets has broadened our customer base, as product mix fluctuates from quarter to quarter, we may become more dependent on a small number of customers or a single customer for a significant portion of our revenue in a particular quarter, the loss of which could adversely affect our operating results.

We sell our products through distributors, which limits our direct interaction with our end customers, therefore reducing our ability to forecast sales and increasing the complexity of our business.

    Many original equipment manufacturers (“OEMs”) rely on third-party manufacturers or distributors to provide inventory management and purchasing functions.  Distributors generated 58.5% and 44.4% of our revenue for the three months ended March 31, 2011 and 2010, respectively. Selling through distributors reduces our ability to forecast sales and increases the complexity of our business, requiring us to:

•	manage a more complex supply chain;
•	monitor and manage the level of inventory of our products at each distributor;
•	estimate the impact of credits, return rights, price protection and unsold inventory at distributors; and
•	monitor the financial condition and credit-worthiness of our distributors, many of which are located outside of the United States and the majority of which are not publicly traded.

    Since we have limited ability to forecast inventory levels at our end customers, it is possible that there may be significant build-up of inventories in the distributor channel, with the OEM or the OEM’s contract manufacturer. Such a buildup could result in a slowdown in orders, requests for returns from customers, or requests to move out planned shipments. This could adversely impact our revenues and profits.

    Any failure to manage these challenges could disrupt or reduce sales of our products and unfavorably impact our financial results.

Governmental action against companies located in offshore jurisdictions may lead to a reduction in the demand for our common shares.

    Recent federal and state legislation has been proposed, and additional legislation may be proposed in the future which, if enacted, could have an adverse tax impact on both us and our stockholders. For example, the ability to defer taxes as a result of permanent investments offshore could be limited, thus raising our effective tax rate.

We have made acquisitions in the past and may make acquisitions in the future, and these acquisitions involve numerous risks.

    Our growth depends upon market growth and our ability to enhance our existing products and introduce new products on a timely basis. Acquisition of companies or intangible assets is a strategy we may use to develop new products and enter new markets. We may acquire additional companies or technologies in the future. Acquisitions involve numerous risks, including, but not limited to, the following:

•	difficulty and increased costs in assimilating employees, including our possible inability to keep and retain key employees of the acquired business;
•	disruption of our ongoing business;
•	discovery of undisclosed liabilities of the acquired companies and legal disputes with founders or stockholders of acquired companies;
•	inability to commercialize acquired technology; and
•	the need to take impairment charges or write-downs with respect to acquired assets.

    No assurance can be given that our prior acquisitions or our future acquisitions, if any, will be successful or provide the anticipated benefits, or that they will not adversely affect our business, operating results or financial condition. Failure to manage growth effectively and to successfully integrate acquisitions made by us could materially harm our business and operating results.

    For example, in January 2007, we completed the acquisition of sci-worx, now Silicon Image, GmbH.  In 2009, because of our decision to focus on discrete semiconductor products and related intellectual property, we decided to restructure our research and development operations resulting in the closure of our two sites in Germany. We acquired Anchor Bay Technologies in February 2011 and we entered into a definitive agreement to acquire SiBEAM in April 2011. There is a risk that integration difficulties may cause us not to realize expected benefits from these strategic transactions. The success of the acquisitions could depend, in part, on our ability to realize the anticipated benefits and cost savings (if any) from combining the businesses of the acquired companies and our business, which may take longer to realize than expected.

Industry cycles may strain our management and resources.

    Cycles of growth and contraction in our industry may strain our management and resources. To manage these industry cycles effectively, we must:

•	improve operational and financial systems;
•	train and manage our employee base;
•	successfully integrate operations and employees of businesses we acquire or have acquired; and
•	attract, develop, motivate and retain qualified personnel with relevant experience

    If we cannot manage industry cycles effectively, our business could be seriously harmed.

The cyclical nature of the semiconductor industry may create constrictions in our foundry, test and assembly capacity.

    The semiconductor industry is characterized by significant downturns and wide fluctuations in supply and demand. This cyclicality has led to significant fluctuations in product demand and in the foundry, test and assembly capacity of third-party suppliers. Production capacity for fabricated semiconductors is subject to allocation, whereby not all of our production requirements would be met. This may impact our ability to meet demand and could also increase our production costs and inventory levels. Cyclicality has also accelerated decreases in average selling prices per unit. We may experience fluctuations in our future financial results because of changes in industry-wide conditions. Our financial performance has been and may in the future be, negatively impacted by downturns in the semiconductor industry. In a downturn situation, we may incur substantial losses if there is excess production capacity or excess inventory levels in the distribution channel.

We depend on third-party sub-contractors to manufacture, assemble and test nearly all of our products, which reduce our control over the production process.

    We do not own or operate a semiconductor fabrication facility. We rely on one third party semiconductor foundry overseas to produce substantially all of our semiconductor products.   We also rely on outside assembly and test services to test all of our semiconductor products. Our reliance on independent foundries, assembly and test facilities involves a number of significant risks, including, but not limited to:

•	reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;
•	lack of guaranteed production capacity or product supply, potentially resulting in higher inventory levels; and
•	lack of availability of, or delayed access to, next-generation or key process technologies.

    We do not have a long-term supply agreement with any of our subcontractors and instead obtain production services on a purchase order basis. Our outside sub-contractors have no obligation to manufacture our products or supply products to us for any specific period of time, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements represent a small portion of the total production capacity of our outside foundry, assembly and test facilities and our sub-contractors may reallocate capacity on short notice to other customers who may be larger and better financed than we are, or who have long-term agreements with our sub-contractors, even during periods of high demand for our products. This foundry may allocate or move production of our products to different foundries under their control, even in different locations, which may be time consuming, costly and difficult, have an adverse affect on quality, yields and costs and require us and/or our customers to re-qualify the products, which could open up design wins to competition and result in the loss of design wins and design-ins. If our subcontractors are unable or unwilling to continue manufacturing our products in the required volumes, at acceptable quality, yields and costs and in a timely manner, our business will be substantially harmed. As a result, we would have to identify and qualify substitute sub-contractors, which would be time-consuming, costly and difficult; there is no guarantee that we would be able to identify and qualify such substitute sub-contractors on a timely basis or obtain commercially reasonable terms from them. This qualification process may also require significant effort by our customers and may lead to re-qualification of parts, opening up design wins to competition and loss of design wins and design-ins. Any of these circumstances could substantially harm our business. In addition, if competition for foundry, assembly and test capacity increases, our product costs may increase and we may be required to pay significant amounts or make significant purchase commitments to secure access to production services.

The complex nature of our production process, which can reduce yields and prevent identification of problems until well into the production cycle or, in some cases, after the product has been shipped.

    The manufacture of semiconductors is a complex process and it is often difficult for semiconductor foundries to achieve acceptable product yields. Product yields depend on both our product design and the manufacturing process technology unique to the semiconductor foundry. Since low yields may result from either design or process difficulties, identifying problems can often only occur well into the production cycle, when an actual product exists that can be analyzed and tested.

    Further, we only test our products after they are assembled, as their high-speed nature makes earlier testing difficult and expensive. As a result, defects often are not discovered until after assembly. This could result in a substantial number of defective products being assembled and tested or shipped, thus lowering our yields and increasing our costs. These risks could result in product shortages or increased costs of assembling, testing or even replacing our products.

    Although we test our products before shipment, they are complex and may contain defects and errors. In the past we have encountered defects and errors in our products. Because our products are sometimes integrated with products from other vendors, it can be difficult to identify the source of any particular problem. Delivery of products with defects or reliability, quality or compatibility problems, may damage our reputation and our ability to retain existing customers and attract new customers. In addition, product defects and errors could result in additional development costs, diversion of technical resources, delayed product shipments, increased product returns, warranty and product liability claims against us that may not be fully covered by insurance. Any of these circumstances could substantially harm our business.

We face foreign business, political and economic risks because a majority of our products and our customers’ products are manufactured and sold outside of the United States.

    A substantial portion of our business is conducted outside of the United States. As a result, we are subject to foreign business, political and economic risks. Nearly all of our products are manufactured in Taiwan or elsewhere in Asia. For the three months ended March 31, 2011 and 2010, approximately 77.2%, and 68.6% of our total revenue respectively, was generated from customers and distributors located outside of North America, primarily in Asia. We anticipate that sales outside of the North America will continue to account for a substantial portion of our revenue in future periods. In addition, we undertake various sales and marketing activities through regional offices in several other countries and we have significantly expanded our research and development operations outside of the United States. We intend to continue to expand our international business activities. Accordingly, we are subject to international risks, including, but not limited to:

•	political, social and economic instability;
•	exposure to different business practices and legal standards, particularly with respect to intellectual property;
•	natural disasters and public health emergencies;
•	nationalization of business and blocking of cash flows;
•	trade and travel restrictions;
•	the imposition of governmental controls and restrictions;
•	burdens of complying with a variety of foreign laws;
•	import and export license requirements and restrictions of the United States and each other country in which we operate;
•	unexpected changes in regulatory requirements;
•	foreign technical standards;
•	changes in taxation and tariffs;
•	difficulties in staffing and managing international operations;
•	fluctuations in currency exchange rates;
•	difficulties in collecting receivables from foreign entities or delayed revenue recognition;
•	expense and difficulties in protecting our intellectual property in foreign jurisdictions;
•	exposure to possible litigation or claims in foreign jurisdictions; and,
•	potentially adverse tax consequences.

    Any of the factors described above may have a material adverse effect on our ability to increase or maintain our foreign sales. In addition, original equipment manufacturers that design our semiconductors into their products sell them outside of the United States. This exposes us indirectly to foreign risks. Because sales of our products are denominated exclusively in United States dollars, relative increases in the value of the United States dollar will increase the foreign currency price equivalent of our products, which could lead to a change in the competitive nature of these products in the marketplace. This in turn could lead to a reduction in sales and profits.

We may have to invest more resources in research and development than anticipated, which could increase our operating expenses and negatively impact our operating results.

As part of our current business model, we outsource certain of our R&D activities in response to certain peak resource requirements and on-going development activities and we have transitioned some of our R&D activities to new locations in Asia. If we are unable to properly manage and effectively utilize these resources, they could have adverse effects on our business, financial condition and operating results.

Moreover, if  new competitors, technological advances by existing competitors, our entry into new markets, or other competitive factors require us to invest significantly greater resources than anticipated in our research and development efforts, our operating expenses would increase.  If we are required to invest significantly greater resources than anticipated in research and development efforts without a corresponding increase in revenue, our operating results could decline. Research and development expenses are likely to fluctuate from time to time to the extent we make periodic incremental investments in research and development and these investments may be independent of our level of revenue which could negatively impact our financial results. In order to remain competitive, we anticipate that we will continue to devote substantial resources to research and development, and we expect these expenses to increase in absolute dollars in the foreseeable future due to the increased complexity and the greater number of products under development.

The success of our business depends upon our ability to adequately protect our intellectual property.

    We rely on a combination of patent, copyright, trademark, mask work and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies. We have been issued patents and have a number of pending patent applications. However, we cannot assure you that any patents will be issued as a result of any applications or, if issued, that any claims allowed will protect our technology. In addition, we do not file patent applications on a worldwide basis, meaning we do not have patent protection in some jurisdictions. It may be possible for a third-party, including our licensees, to misappropriate our copyrighted material or trademarks. It is possible that existing or future patents may be challenged, invalidated or circumvented and effective patent, copyright, trademark and trade secret protection may be unavailable or limited in foreign countries. It may be possible for a third-party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents in the United States and in other jurisdictions. It is also possible that some of our existing or new licensing relationships will enable other parties to use our intellectual property to compete against us. Legal actions to enforce intellectual property rights tend to be lengthy and expensive and the outcome often is not predictable. As a result, despite our efforts and expenses, we may be unable to prevent others from infringing upon or misappropriating our intellectual property, which could harm our business. In addition, practicality also limits our assertion of intellectual property rights. Patent litigation is expensive and its results are often unpredictable. Assertion of intellectual property rights often results in counterclaims for perceived violations of the defendant’s intellectual property rights and/or antitrust claims. Certain parties after receipt of an assertion of infringement will cut off all commercial relationships with the party making the assertion, thus making assertions against suppliers, customers and key business partners risky. If we forgo making such claims, we may run the risk of creating legal and equitable defenses for an infringer.

    We generally enter into confidentiality agreements with our employees, consultants and strategic partners. We also try to control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, internal or external parties may attempt to copy, disclose, obtain or use our products, services or technology without our authorization. Also, current or former employees may seek employment with our business partners, customers or competitors, and we cannot assure you that the confidential nature of our proprietary information will be maintained in the course of such future employment. Additionally, current, departing or former employees or third parties could attempt to penetrate our computer systems and networks to misappropriate our proprietary information and technology or interrupt our business. Because the techniques used by computer hackers and others to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate these techniques. As a result, our technologies and processes may be misappropriated, particularly in countries where laws may not protect our proprietary rights as fully as in the United States.

    Our products may contain technology provided to us by other parties such as contractors, suppliers or customers. We may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. Our contractors, suppliers and licensors may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages. In addition, we may have little or no ability to correct errors in the technology provided by such contractors, suppliers and licensors, or to continue to develop new generations of such technology. Accordingly, we may be dependent on their ability and willingness to do so. In the event of a problem with such technology, or in the event that our rights to use such technology become impaired, we may be unable to ship our products containing such technology, and may be unable to replace the technology with a suitable alternative within the time frame needed by our customers.

Our participation in working groups for the development and promotion of industry standards in our target markets, including the HDMI and MHL specifications, requires us to license some of our intellectual property for free or under specified terms and conditions, which may make it easier for others to compete with us in such markets.

    A key element of our business strategy includes participating in working groups to establish industry standards in our target markets, promoting  and enhancing  specifications and developing and marketing products based on such specifications and future enhancements. We are a founder in the working groups that develop and promote the HDMI specification and the MHL specification. In connection with our participation in such working groups:

•
we must license specific elements of our intellectual property to others for use in implementing the HDMI specification and we may license additional intellectual property as the HDMI founders group promotes enhancements to the HDMI specification; and

•
we must agree not to assert certain necessary patent claims against other members of the MHL consortium who may infringe such claims in implementing the MHL specification and this non-assert obligation may cover more of our patent portfolio as the MHL promoter group promotes enhancements to the MHL specification.

   Accordingly, certain companies that implement the HDMI and MHL specifications in their products can use specific elements of our intellectual property to compete with us, in certain cases, for free. Although in the case of the HDMI and MHL specifications, there are annual fees and royalties associated with the adopters’ agreements, there can be no assurance that our shares of such annual fees and royalties will adequately compensate us for having to license or refrain from asserting our intellectual property.

    Through our wholly-owned subsidiary, HDMI Licensing, LLC, we act as agent of the HDMI specification and are responsible for promoting and administering the specification.  We receive all the license fees paid by adopters of the HDMI specification to cover the costs we incur to promote and administer the HDMI specification.  There can be no assurance that, going forward, we will continue to act as agent of the HDMI specification and/or receive all the license fees paid by HDMI adopters.  After an initial period during which we received all of the royalties paid by HDMI adopters, in 2007, the HDMI founders reallocated the royalties to reflect each founder’s relative contribution of intellectual property to the HDMI specification, and following this reallocation, our portion of HDMI royalties was reduced to approximately 62%.   In 2010, HDMI founders again reviewed the allocation of HDMI royalties and agreed on an allocation formula that reduced to approximately 50% the portion of HDMI royalties received by us effective January 2011. Further, we expect that HDMI founders will continue to review the allocation of HDMI royalties from time to time and there can be no assurance regarding the portion of HDMI royalties received by us in the future.

    Through our wholly-owned subsidiary, MHL, LLC, we act as agent of the MHL specification and are responsible for promoting and administering the specification.  As agent, we are entitled to receive license fees paid by adopters of the MHL specification sufficient to reimburse us the costs we incur to promote and administer the specification.  Given the limited number of MHL adopters to date, we do not believe that the license fees paid by such adopters will be sufficient to reimburse us for these costs and there can be no assurance that the license fees paid by MHL adopters will ever be sufficient to reimburse us the cost we incur as agent of the specification.

    We intend to promote and continue to be involved and actively participate in other standard setting initiatives. For example, we also recently joined the Serial Port Memory Technology Working Group (SPMTWG) to develop and promote a new memory technology.  Accordingly, we may license additional elements of our intellectual property to others for use in implementing, developing, promoting or adopting standards in our target markets, in certain circumstances at little or no cost. This may make it easier for others to compete with us in such markets. In addition, even if we receive license fees and/or royalties in connection with the licensing of our intellectual property, there can be no assurance that such license fees and/or royalties will adequately compensate us for having to license our intellectual property.

Our success depends in part on our relationships with strategic partners and use of technologies.

    We have entered into and expect to continue to enter into strategic partnerships with third parties. Negotiating and performing under these strategic partnerships involves significant time and expense; we may not realize anticipated increases in revenue, standards adoption or cost savings; and these strategic partnerships may make it easier for the third parties to compete with us; any of which may have a negative effect our business and results of operations.

    Strategic partnerships that we enter into with third parties may not result in the anticipated results. For example, in February 2007, we entered into a licensing agreement with Sunplus Technology Co., Ltd. (Sunplus), which granted us the rights to use and further develop advanced IP technology. Previously, we believed that the IP licensed under this agreement enhanced our ability to develop DTV technology and other related consumer product offerings. Based on the Company’s product strategy as of October 2009, we realized the IP obtained through the Sunplus agreement did not align with our product roadmap and during October 2009, we decided to write off our investment in Sunplus IP. This decision was prompted by a change in our product strategy due to market place and related competitive dynamics.

Our business may be impacted as a result of the adoption of competing standards and technologies by the broader market.

    The success of our business has been significantly related to our participation in standard setting organizations. From time to time, competing standards have been established which negatively impact the success of existing standards or jeopardize the creation of a new standard. DisplayPort is an example of a competing standard on a different technology base which has created an alternative high definition connectivity methodology in the PC space. This standard has been adopted by several large PC manufactures. While currently not as widely recognized as the HDMI standard, DisplayPort does represent a viable alternative to the HDMI or MHL standards. If DisplayPort should gain broader adoption, our HDMI or MHL businesses could be negatively impacted and our revenues could be reduced.

 Our business is dependent on the continued adoption and widespread implementation of the HDMI™ specification.

   Our success is largely dependent upon the continued adoption and widespread implementation of the HDMI specification. More than 75% of our revenue is derived from the sale of HDMI enabled products and the licensing of our HDMI technology. Our leadership in the market for HDMI-enabled products and intellectual property has been based on our ability to introduce first-to-market semiconductor and IP solutions to our customers and to continue to innovate within the standard. Therefore, our inability to be first to market with our HDMI enabled products and intellectual property or to continue to drive innovation in the HDMI specification could have an adverse impact on our business going forward. In addition, the establishment and adoption by the markets we sell into of a competing digital interconnect technology could have an adverse impact on our ability to sell our products and license our intellectual property and therefore our revenues and business.

    As the agent for the HDMI specification, we derive revenue from the license fees paid by adopters, and as a founder we derive revenue from the royalties paid by the adopters of the HDMI technology. Any development that has the effect of lowering the number of adopters of the HDMI standard will negatively impact these license fees and royalties. Also, when the HDMI consortium was first formed, we received 100% of the royalties collected from HDMI adopters. During 2007, the founders agreed to share the HDMI adopter’s royalty revenues among the various founders, such that we no longer receive all of the royalties, and in 2010, the HDMI founders agreed upon a royalty allocation formula that reduced our share of HDMI royalties effective January 2011. The allocation of license fees and royalty revenue among the HDMI founders is an issue that is reviewed and discussed by the founders from time to time. There can be no assurance that going forward we will continue to act as agent of the HDMI specification or to receive the share of HDMI license fees and royalties that we currently receive. If our share of these license fees and royalties is reduced, this decision will have a negative impact on our revenues. Refer to the previously discussed risk factor above which also discusses the sharing of HDMI royalty revenues among various founders.

 Our success depends on managing our relationship with Intel.

   Intel has a dominant role in many of the markets in which we compete, such as PC and storage and is a growing presence in the CE market. We have a multi-faceted relationship with Intel that is complex and requires significant management attention, including:

•	Intel and Silicon Image have been parties to business cooperation agreements;
•	Intel and Silicon Image are parties to a patent cross-license;
•	Intel and Silicon Image worked together to develop HDCP;
•	an Intel subsidiary has the exclusive right to license HDCP, of which we are a licensee;
•	Intel and Silicon Image were two of the promoters of the DDWG;
•	Intel is a promoter of the SATA working group, of which we are a contributor;
•	Intel is a supplier to us and a customer for our products;
•	we believe that Intel has the market presence to drive adoption of SATA by making it widely available in its chipsets and motherboards, which could affect demand for our products;
•	we believe that Intel has the market presence to affect adoption of HDMI by either endorsing complementary technology or promulgating a competing standard, which could affect demand for our products;
•	Intel may potentially integrate the functionality of our products, including SATA, DVI, or HDMI into its own chips and chipsets, thereby displacing demand for some of our products;
•	Intel may design new technologies that would require us to re-design our products for compatibility, thus increasing our R&D expense and reducing our revenue;
•	Intel’s technology, including its chipsets, may lower barriers to entry for other parties who may enter the market and compete with us; and
•	Intel may enter into or continue relationships with our competitors that can put us at a relative disadvantage.

    Our cooperation and competition with Intel can lead to positive benefits, if managed effectively. If our relationship with Intel is not managed effectively, it could seriously harm our business, negatively affect our revenue and increase our operating expenses.

New Releases of Microsoft Windows® and Apple Mac OS® operating systems may render our chips inoperable

   ICs targeted to PC, laptop, or netbook designs (whether running Microsoft Windows ®, Apple Mac OS® or Linux operating systems) often require device driver software to operate.  This software is difficult to produce and requires various certifications such as Microsoft’s Windows Hardware Quality Labs (WHQL) before being released.  Each new revision of an operating system may require a new software driver and associated testing/certification.  Failure to produce this software can have a negative impact on our relation with Microsoft and/or Apple and may damage our reputation as a quality supplier of SATA and HDMI products in the eyes of end consumers.

We have granted Intel rights with respect to our intellectual property, which could allow Intel to develop products that compete with ours or otherwise reduce the value of our intellectual property.

   We entered into a patent cross-license agreement with Intel in which each of us granted the other a license to use the patents filed by the grantor prior to a specified date, except for identified types of products. We believe that the scope of our license to Intel excludes our current products and anticipated future products. Intel could, however, exercise its rights under this agreement to use our patents to develop and market other products that compete with ours, without payment to us. Additionally, Intel’s rights to our patents could reduce the value of our patents to any third-party who otherwise might be interested in acquiring rights to use our patents in such products. Finally, Intel could endorse competing products, including a competing digital interface, or develop its own proprietary digital interface. Any of these actions could substantially harm our business and results of operations.

We may become engaged in additional intellectual property litigation that could be time-consuming, may be expensive to prosecute or defend and could adversely affect our ability to sell our product.

   In recent years, there has been significant litigation in the United States and in other jurisdictions involving patents and other intellectual property rights. This litigation is particularly prevalent in the semiconductor industry, in which a number of companies aggressively use their patent portfolios to bring infringement claims. In addition, in recent years, there has been an increase in the filing of so-called “nuisance suits,” alleging infringement of intellectual property rights. These claims may be asserted as counterclaims in response to claims made by a company alleging infringement of intellectual property rights. These suits pressure defendants into entering settlement arrangements to quickly dispose of such suits, regardless of merit. In addition, as is common in the semiconductor industry, from time to time we have been notified that we may be infringing certain patents or other intellectual property rights of others. Responding to such claims, regardless of their merit, can be time consuming, result in costly litigation, divert management’s attention and resources and cause us to incur significant expenses. As each claim is evaluated, we may consider the desirability of entering into settlement or licensing agreements. No assurance can be given that settlements will occur or that licenses can be obtained on acceptable terms or that litigation will not occur. In the event there is a temporary or permanent injunction entered prohibiting us from marketing or selling certain of our products, or a successful claim of infringement against us requiring us to pay damages or royalties to a third-party and we fail to develop or license a substitute technology, our business, results of operations or financial condition could be materially adversely affected.

    Any potential intellectual property litigation against us or in which we become involved may be expensive and time-consuming and may divert our resources and the attention of our executives.  It could also force us to do one or more of the following:

•	stop selling products or using technology that contains the allegedly infringing intellectual property;
•	attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and
•	attempt to redesign products that contain the allegedly infringing intellectual property.

    If we take any of these actions, we may be unable to manufacture and sell our products. We may be exposed to liability for monetary damages, the extent of which would be very difficult to accurately predict. In addition, we may be exposed to customer claims, for potential indemnity obligations and to customer dissatisfaction and a discontinuance of purchases of our products while the litigation is pending. Any of these consequences could substantially harm our business and results of operations.

We have entered into and may again be required to enter into, patent or other intellectual property cross-licenses.

   Many companies have significant patent portfolios or key specific patents, or other intellectual property in areas in which we compete. Many of these companies appear to have policies of imposing cross-licenses on other participants in their markets, which may include areas in which we compete. As a result, we have been required, either under pressure of litigation or by significant vendors or customers, to enter into cross licenses or non-assertion agreements relating to patents or other intellectual property. This permits the cross-licensee, or beneficiary of a non-assertion agreement, to use certain or all of our patents and/or certain other intellectual property for free to compete with us. Our results of operations could be adversely affected by the use of cross-licensee or beneficiary of a non-assertion agreement of all our patents and/or certain other intellectual property.

We indemnify certain of our licensing customers against infringement.

   We indemnify certain of our licensing agreements customers for any expenses or liabilities resulting from third-party claims of infringements of patent, trademark, trade secret, or copyright rights by the technology we license. Certain of these indemnification provisions are perpetual from execution of the agreement and, in some instances; the maximum amount of potential future indemnification is not limited. To date, we have not paid any such claims or been required to defend any lawsuits with respect to any claim. In the event that we were required to defend any lawsuits with respect to our indemnification obligations, or to pay any claim, our results of operations could be materially adversely affected.

We must attract and retain qualified personnel to be successful and competition for qualified personnel is increasing in our market.

    Our success depends to a significant extent upon the continued contributions of our key management, technical and sales personnel, many of who would be difficult to replace. The loss of one or more of these employees could harm our business. Although we have entered into a limited number of employment contracts with certain executive officers, we generally do not have employment contracts with our key employees. Our success also depends on our ability to identify, attract and retain qualified technical, sales, marketing, finance and managerial personnel. Competition for qualified personnel is particularly intense in our industry and in our location. This makes it difficult to retain our key personnel and to recruit highly qualified personnel. We have experienced and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications. To be successful, we need to hire candidates with appropriate qualifications and retain our key executives and employees. Replacing departing executive officers and key employees can involve organizational disruption and uncertain timing.

   The volatility of our stock price has had an impact on our ability to offer competitive equity-based incentives to current and prospective employees, thereby affecting our ability to attract and retain highly qualified technical personnel. If these adverse conditions continue, we may not be able to hire or retain highly qualified employees in the future and this could harm our business. In addition, regulations adopted by The NASDAQ Stock Market requiring shareholder approval for all stock option plans, as well as regulations adopted by the New York Stock Exchange prohibiting NYSE member organizations from giving a proxy to vote on equity compensation plans unless the beneficial owner of the shares has given voting instructions, could make it more difficult for us to grant options to employees in the future. In addition, FASB ASC No. 718-10, Stock Compensation, requires us to record compensation expense for options granted to employees. To the extent that new regulations make it more difficult or expensive to grant options to employees, we may incur increased cash compensation costs or find it difficult to attract, retain and motivate employees, either of which could harm our business.

If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require restatement or our filings may not be timely and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.  While we have not identified any material weaknesses in the past three years, we cannot assure you that a material weakness will not be identified in the future.

   Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K. Section 404 also requires our independent registered public accounting firm to report on, our internal control over financial reporting.

    Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

    As a result, we cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding disclosure controls and the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to timely meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

We have experienced transitions in our management team, our board of directors in the past and may continue to do so in the future, which could result in disruptions in our operations and require additional costs.

    We have experienced a number of transitions with respect to our board of directors and executive officers in recent quarters, including the following:

•	In December 2008, Dale Zimmerman resigned from his position as vice president of worldwide marketing.
•	In March 2009, Paul Dal Santo resigned from his position as chief operating officer.
•	In September 2009, Steve Tirado resigned from his positions as chief executive officer and director and Hal Covert was appointed as president and chief operating officer.
•	In January 2010, Camillo Martino was appointed as chief executive officer and director.
•
In January 2010, Harold Covert, who was appointed president and chief operating officer on September 25, 2009 while we undertook a search for a new chief executive officer, agreed to continue in his capacity as our president (but to no longer serve as chief financial officer or chief operating officer) during a transitional period from January 6, 2010 through September 30, 2010.  On January 5, 2010, our Board of Directors also elected Mr. Covert to the Board, effective January 15, 2010 and through September 30, 2010.

•	In March 2010, J. Duane Northcutt resigned from his position as chief technology officer.
•
In March 2010, Tim Vehling, former vice president of worldwide marketing, was appointed as vice president of the products business group and Eric Almgren, former vice president of business development and IP licensing, was appointed as vice president of the IP business group.

•	In April 2010, Noland Granberry was appointed as our chief financial officer.
•	In April 2010, Sal Cobar resigned from his position as vice president of worldwide sales.
•	In September 2010, Harold Covert resigned from his positions as president and director.

    Any future transitions may result in disruptions in our operations and require additional costs.

We have been and may continue to become the target of securities class action suits and derivative suits which could result in substantial costs and divert management attention and resources.

    Securities class action suits and derivative suits are often brought against companies, particularly technology companies, following periods of volatility in the market price of their securities. Defending against these suits, even if meritless, can result in substantial costs to us and could divert the attention of our management.

Our operations and the operations of our significant customers, third-party wafer foundries and third-party assembly and test subcontractors are located in are as susceptible to natural disasters.

   Our operations are headquartered in the San Francisco Bay Area, which is susceptible to earthquakes. TSMC, the outside foundry that produces the majority of our semiconductor products, is located in Taiwan.  Siliconware Precision Industries Co. Ltd., or SPIL, Advanced Semiconductor Engineering, or ASE, and Amkor Taiwan are subcontractors located in Taiwan that assemble and test our semiconductor products. For the three months ended March 31, 2011 and 2010 customers and distributors located in Japan generated 31.7% and 23.0% of our revenue, respectively, and customers and distributors located in Taiwan generated 25.3% and 19.1% of our revenue, respectively. Both Taiwan and Japan are susceptible to earthquakes, typhoons and other natural disasters.

    In March 2011, Japan was hit by a 9.0-magnitude earthquake which triggered extremely destructive tsunami waves. The earthquake and tsunami significantly impacted the Japanese people and the overall economy of Japan. For example, 31.7% of our revenue for the three months ended March 31, 2011 were to customers in Japan and certain materials in the production of our products are sourced from Japan. In addition, our operations could be further impacted if our customers are unable to obtain components from other vendors for their products that incorporate our products. We are currently evaluating the impact of the disaster in Japan on our current and future operations. At this stage of evaluation given the short period of time from the date of the disaster, we do not have sufficient information to determine the quantitative impact or a range of impact on our current or future operations.  Should we determine that there is a measurable impact, we will provide certain disclosures discussing the impact, if any, of the disaster in Japan on our current and future operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 as well as in future periodic reports, as necessary.

    Our business, including a potential reduction of revenues, would be negatively affected if any of the following occurred:

•	an earthquake or other disaster in the San Francisco Bay Area or the Los Angeles area damaged our facilities or disrupted the supply of water or electricity to our headquarters;
•
an earthquake, typhoon or other disaster in Taiwan or Japan resulted in shortages of water, electricity or transportation, limiting the production capacity of our outside foundries or the ability of ASE to provide assembly and test services;

•	an earthquake, typhoon or other disaster in Taiwan or Japan damaged the facilities or equipment of our customers and distributors, resulting in reduced purchases of our products; or
•
an earthquake, typhoon or other disaster in Taiwan or Japan disrupted the operations of suppliers to our Taiwanese or Japanese customers, outside foundries or ASE, which in turn disrupted the operations of these customers, foundries or ASE and resulted in reduced purchases of our products or shortages in our product supply.

Terrorist attacks or war could lead to economic instability and adversely affect our operations, results of operations and stock price.

    The United States has taken and continues to take, military action against terrorism and currently has troops in Iraq and in Afghanistan. In addition, the current tensions regarding nuclear arms in North Korea and Iran could escalate into armed hostilities or war. Acts of terrorism or armed hostilities may disrupt or result in instability in the general economy and financial markets and in consumer demand for the OEM’s products that incorporate our products. Disruptions and instability in the general economy could reduce demand for our products or disrupt the operations of our customers, suppliers, distributors and contractors, many of whom are located in Asia, which would in turn adversely affect our operations and results of operations. Disruptions and instability in financial markets could adversely affect our stock price. Armed hostilities or war in South Korea could disrupt the operations of the research and development contractors we utilize there, which would adversely affect our research and development capabilities and ability to timely develop and introduce new products and product improvements.

Changes in environmental rules and regulations could increase our costs and reduce our revenue.

    Several jurisdictions have implemented rules that would require that certain products, including semiconductors, be made “green,” which means that the products need to be lead free and be free of certain banned substances. All of our products are available to customers in a green format. While we believe that we are generally in compliance with existing regulations, such environmental regulations are subject to change and the jurisdictions may impose additional regulations which could require us to incur costs to develop replacement products. These changes will require us to incur cost or may take time or may not always be economically or technically feasible, or may require disposal of non-compliant inventory. In addition, any requirement to dispose or abate previously sold products would require us to incur the costs of setting up and implementing such a program.

Provisions of our charter documents and Delaware law could prevent or delay a change in control and may reduce the market price of our common stock.

    Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

•	authorizing the issuance of preferred stock without stockholder approval;
•	providing for a classified board of directors with staggered, three-year terms;
•	requiring advance notice of stockholder nominations for the board of directors;
•	providing the board of directors the opportunity to expand the number of directors without notice to stockholders;
•	prohibiting cumulative voting in the election of directors;
•	requiring super-majority voting to amend some provisions of our certificate of incorporation and bylaws;
•	limiting the persons who may call special meetings of stockholders; and
•	prohibiting stockholder actions by written consent.

    Provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us.

The price of our stock fluctuates substantially and may continue to do so.

    The stock market has experienced extreme price and volume fluctuations that have affected the market valuation of many technology companies, including Silicon Image. These factors, as well as general economic and political conditions, may materially and adversely affect the market price of our common stock in the future. The market price of our common stock has fluctuated significantly and may continue to fluctuate in response to a number of factors, including, but not limited to:

•	actual or anticipated changes in our operating results;
•	changes in expectations of our future financial performance;
•	changes in market valuations of comparable companies in our markets;
•	changes in market valuations or expectations of future financial performance of our vendors or customers;
•	changes in our key executives and technical personnel; and
•	announcements by us or our competitors of significant technical innovations, design wins, contracts, standards or acquisitions.

    Due to these factors, the price of our stock may decline. In addition, the stock market experiences volatility that is often unrelated to the performance of particular companies. These market fluctuations may cause our stock price to decline regardless of our performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry and our beliefs and assumptions. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and variations of these words and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements appearing in this prospectus speak only as of the date of this prospectus. Forward-looking statements that were believed to be true at the time made may ultimately prove to be incorrect or false. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus.

SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of May 13, 2011, the shares that may be offered and sold from time to time by the selling stockholders pursuant to this prospectus, assuming each selling stockholder sells all of the shares offered in this prospectus, and the nature of any position, office or other material relationship that each selling stockholder has had with Silicon Image or any of its predecessors or affiliates within the past three years. The selling stockholders named below, together with any pledgee or donee of any named stockholders, and any person who may purchase shares offered hereby from any named stockholders in a private transaction in which they are assigned the stockholders’ rights to registration of their shares, are referred to in this prospectus as the “selling stockholders.”

    The shares owned before the offering represent all shares beneficially owned by each named selling stockholder as of May 13, 2011. The shares offered represent only shares that will be acquired by the selling stockholders in connection with our acquisition of SiBEAM. Because the selling stockholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholders may change from time to time and any revised information will be set forth in supplements to this prospectus if and when necessary.

    Based upon the 80,820,819 outstanding shares of common stock as of May 13, 2011, which number includes shares to be issued in exchange for the outstanding capital stock of SiBEAM, and assuming each selling stockholder sells all shares offered in this prospectus, no selling stockholder will own 1% or more of our outstanding shares of common stock after the completion of this offering.

	Shares Beneficially Owned Prior to the Offering			Maximum Number of Shares to be Offered by Each Selling Stockholder	Shares Beneficially Owned After to the Offering
Name of Beneficial Owner	Number	Percent			Number	Percent
Entities affiliated with New Enterprise Associates, Inc. (1)	425,194	*	%	425,194	--	--
Entities affiliated with Foundation Capital (2)	354,327	*		354,327	--	--
Cisco Systems, Inc. (3)	141,731	*		141,731	--	--
U.S. Venture Partners IX, LP (4)	141,731	*		141,731	--	--
Entities affiliated with Lux Capital (5)	124,014	*		124,014	--	--
Best Buy Co., Inc. (6)	88,582	*		88,582	--	--
Hatteras Late Stage V.C. Fund I, LP (7)	18,779	*		18,779	--	--
Entities affiliated with WS Investment Company (8)	2,567	*		2,567	--	--
Blakely, Sokoloff, Taylor & Zafman LLP (9)	1,771	*		1,771	--	--
The Tim A. Williams and Kimberly P. Williams 1996 Trust (10)	998	*		998	--	--
University of California, Berkeley Foundation (11)	386	*		386	--	--
Stephen P. Pope (12)	289	*		289	--	--
Totals	1,300,369			1,300,369	--

* Less than 1%

(1) Represents 212,597 shares to be sold by New Enterprise Associates 11, Limited Partnership (“NEA 11”) and 212,597 shares to be sold by New Enterprise Associates 12, Limited Partnership (“NEA 12”).  Prior to our proposed acquisition of SiBEAM, NEA 11 and NEA 12 were preferred stock investors in SiBEAM and collectively held approximately 38.33% of the outstanding shares of SiBEAM.

(2) Represents 262,811 shares to be sold by Foundation Capital VI, LP (“FC VI”), 87,154 shares to be sold by Foundation Capital IV, LP (“FC IV”), 2,935 shares to be sold by Foundation Capital VI Principals Fund, LLC (“FC VI Principals”), 739 shares to be sold by Foundation Capital IV Principals Fund, LLC (“FC IV Principals”) and 688 shares to be sold by FC IV Active Advisors Fund, LLC (“FC IV AA”).  Prior to our proposed acquisition of SiBEAM, FC VI, FC IV, FC VI Principals, FC IV Principals and FC IV AA were preferred stock investors in SiBEAM and collectively held approximately 24.66% of the outstanding shares of SiBEAM.

(3) Prior to our proposed acquisition of SiBEAM, Cisco Systems, Inc. was a preferred stock investor in SiBEAM and held approximately 6.31% of the outstanding shares of SiBEAM.

(4) Prior to our proposed acquisition of SiBEAM, U.S. Venture Partners IX, LP was a preferred stock investor in SiBEAM and held approximately 15.25% of the outstanding shares of SiBEAM.

(5) Represents 119,023 shares to be sold by Lux Ventures II, LP (“Lux II”) and 4,991 shares to be sold by Lux Ventures II Sidecar, LP (“Lux II Sidecar”).  Prior to our proposed acquisition of SiBEAM, Lux II and Lux II Sidecar were preferred stock investors in SiBEAM and collectively held approximately 5.53% of the outstanding shares of SiBEAM.

(6) Prior to our proposed acquisition of SiBEAM, Best Buy Co., Inc. was a preferred stock investor in SiBEAM and held approximately 3.95% of the outstanding shares of SiBEAM.

(7) Prior to our proposed acquisition of SiBEAM, Hatteras Late Stage VC Fund I, LP was a preferred stock investor in SiBEAM and held approximately 0.84% of the outstanding shares of SiBEAM.

(8) Represents 2,125 shares to be sold by WS Investment Company, LLC (2009A) and 442 shares to be sold WS Investment Company, LLC (2009C).  Prior to our proposed acquisition of SiBEAM, entities affiliated with WS Investment Company were preferred stock investors in SiBEAM and held approximately 0.14% of the outstanding shares of SiBEAM.

(9) Prior to our acquisition of SiBEAM, Blakely, Sokoloff, Taylor & Zafman LLP (“BSTZ”) served as legal counsel to SiBEAM and was a preferred stock investor in SiBEAM.  BSTZ held approximately 0.08% of the outstanding shares of SiBEAM.

(10) Prior to our proposed acquisition of SiBEAM, The Tim A. Williams and Kimberly P. Williams 1996 Trust (the “Williams Trust”) was a preferred stock investor in and a common stockholder of SiBEAM.  The Williams Trust held approximately 0.27% of the outstanding shares of SiBEAM.

(11) Prior to our proposed acquisition of SiBEAM, the University of California, Berkeley Foundation was a preferred stock investor in SiBEAM and held approximately 0.03% of the outstanding shares of SiBEAM.

(12) Prior to our proposed acquisition of SiBEAM, Stephen P. Pope was a preferred stock investor in and a common stockholder of SiBEAM.  Mr. Pope held approximately 0.03% of the outstanding shares of SiBEAM.

PLAN OF DISTRIBUTION

    The selling stockholders may sell or distribute some or all of the shares from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees. The selling stockholders may sell the shares on the NASDAQ Global Select Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices or at fixed prices, which may be changed. The selling stockholders may offer and sell some or all of their shares through:

•	a block trade in which a broker-dealer or other person may resell all or part of the block, as principal or agent, in order to facilitate the transaction;
•	purchases by a broker-dealer or other person, as principal, and resales by the broker dealer for its account;
•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

    In addition, selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;
•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;
•
write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•
enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	loan the shares to a broker, dealer or other financial institution, which may sell the loaned shares.

    These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered hereby, and such broker, dealer or other financial institution may resell such shares pursuant to this prospectus. Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than pursuant to this prospectus, provided they meet the criteria and comply with the requirements of Rule 144.

    The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Silicon Image will not receive any of the proceeds from this offering.

    Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. Neither Silicon Image nor the selling stockholders can presently estimate the amount of this compensation.

    The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither Silicon Image nor the selling stockholders can presently estimate the amount of this compensation. Persons who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

    To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used by donees or pledgees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

    Silicon Image will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Silicon Image and the selling stockholders have agreed to indemnify each other against specific liabilities, including liabilities arising under the Securities Act and/or Securities Exchange Act of 1934, in connection with the registration for resale of the common stock offered under this prospectus under the Securities Act. In addition, the selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act.

    In order to comply with certain states’ securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

    Silicon Image may suspend the use of this prospectus if it learns of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

    The shares to be offered under this prospectus are to be issued to former stockholders of SiBEAM, Inc. in connection with the acquisition of SiBEAM pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D under the Securities Act. In connection with this acquisition, we have agreed to register the common stock offered under this prospectus under the Securities Act.

 Silicon Image’s common stock is listed on the NASDAQ Global Select Market under the symbol “SIMG.”

LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, San Francisco, California.

EXPERTS

    The financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of Silicon Image’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of SiBEAM, Inc. at December 31, 2010 and 2009, and for each of the years then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about SiBEAM’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS

    The SEC allows us to incorporate by reference in this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 17, 2011;
•	our quarterly report on form 10-Q for the fiscal quarter ended March 31, 2011, filed with the Commission on May 4, 2011;
•
 the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 30, 1999 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

•	our current reports on Form 8-K filed with the Commission on January 12, 2011, January 24, 2011, February 10, 2011, April 14, 2011;
•	our current report on Form 8-K/A filed with the Commission on May 5, 2011; and
•
all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the common stock that we may offer with this prospectus are sold.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Upon written or oral request, we will make available at no cost to you our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable. Requests for documents should be directed to Silicon Image, Inc., Attention: General Counsel, 1060 East Arques Avenue, Sunnyvale, California, 94085, telephone number (408) 616-4000.

    All such filings are also available at the SEC Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available free of charge at the website of the SEC at http://www.sec.gov or our website at http://www.siliconimage.com.

    You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement for copies of the actual contract, agreement or document.

Silicon Image, Inc.

______________________

PROSPECTUS

_____________________

, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various costs and expenses payable by the Registrant in connection with the sale of common stock being registered hereby. All amounts are estimates except, the SEC registration fee.

Amount to be Paid
SEC Registration Fee	$1,350
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	30,000

Total	$41,350

Item 15.	Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

    As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or
•	for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;
•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

    In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant. The indemnification provision in the Bylaws, and the form of indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities arising under the Securities Act.

    The Registrant has also obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

Item 16.                      Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.01	Second Amended and Restated Certificate of Incorporation of Registrant.	S-1/A	333-83665	3.03	8/5/1999
4.02	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Registrant.	10-Q	000-26887	3.04	8/14/2001
4.03	Restated Bylaws of Registrant.	8-K	000-26887	3.01	2/4/2005
4.04	Form of Specimen Common Stock Certificate for Registrant’s Common Stock.	S-1/A	333-83665	4.01	9/30/1999
5.01	Opinion of Fenwick & West LLP.*	S-3	333-173938	5.01	5/5/2011
23.01	Consent of Fenwick & West LLP (contained in Exhibit 5.01).	S-3	333-173938	5.01	5/5/2011
23.02	Consent of Independent Registered Public Accounting Firm.					X
23.03	Consent of Independent Auditors.					X
24.01	Power of Attorney (included on the signature page to this registration statement). *	S-3	333-173938	24.01	5/5/2011

*Previously filed.

Item 17.                      Undertakings.

    The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of an included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on May 17, 2011.

SILICON IMAGE, INC.

/s/ Camillo Martino
Camillo Martino
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 17, 2011	By	/s/ Camillo Martino
Camillo Martino
Chief Executive Officer and Director
(Principal Executive Officer)

Date: May 17, 2011	By	/s/ Noland Granberry
Noland Granberry
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: May 17, 2011	By	*
William George
Director

Date: May 17, 2011	By	*
Peter Hanelt
Director

Date: May 17, 2011	By	*
John Hodge
Director

Date: May 17, 2011	By	*
Masood Jabbar
Director

Date: May 17, 2011	By	*
William Raduchel
Director

*By	/s/ Camillo Martino
Camillo Martino
Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.01	Second Amended and Restated Certificate of Incorporation of Registrant.	S-1/A	333-83665	3.03	8/5/1999
4.02	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Registrant.	10-Q	000-26887	3.04	8/14/2001
4.03	Restated Bylaws of Registrant.	8-K	000-26887	3.01	2/4/2005
4.04	Form of Specimen Common Stock Certificate for Registrant’s Common Stock.	S-1/A	333-83665	4.01	9/30/1999
5.01	Opinion of Fenwick & West LLP.*	S-3	333-173938	5.01	5/5/2011
23.01	Consent of Fenwick & West LLP (contained in Exhibit 5.01).	S-3	333-173938	5.01	5/5/2011
23.02	Consent of Independent Registered Public Accounting Firm.					X
23.03	Consent of Independent Auditors.					X
24.01	Power of Attorney (included on the signature page to this registration statement). *	S-3	333-173938	24.01	5/5/2011

*Previously filed.